Exhibit 99.1

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Stockholders of Progressive Care, Inc.

Hallandale Beach, FL

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Progressive Care, Inc. (the “Company”) at December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below is a matter arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill Impairment Assessments

As described in Note 3 to the consolidated financial statements, the Company’s goodwill balance was approximately $1.4 million at December 31, 2022. Management tests goodwill for impairment by performing an initial qualitative assessment (and quantitative assessment, if necessary), at least annually, or more frequently if an indication of impairment exists. Management’s goodwill impairment assessment and testing is performed during the fourth quarter of each year by comparing the estimated fair value of an associated reporting unit at December 31, 2022 to its carrying value.

The principal considerations for our determination that performing procedures relating to qualitative goodwill impairment testing is a critical audit matter are there was significant judgment by management when developing the fair value measurement of any reporting units where qualitative test was performed and there was a high degree of auditor judgment, subjectivity, and effort in performing procedures and in evaluating audit evidence relating to management’s analysis.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s qualitative goodwill impairment test, including controls over the valuation of any reporting units for which a qualitative test was performed. Evaluating whether the assumptions used by management was reasonable considering (i) the current and past performing of the reporting unit, (ii) the consistency with external market and industry data, and (iii) whether the assumption was consistent with evidence obtained in other areas of the audit.

Valuation of Derivative Liabilities

As described Note 3 and 10 to the consolidated financial statements, the Company determined that the conversion features of its convertible notes in conjunction with financing arrangements required to be accounted for as derivative liabilities. The derivative liabilities are recorded at fair value when issued and subsequently re-measured to fair value each reporting period. The Company utilized the Monte Carlo Simulation Model (“model”) to determine the fair value of the derivative liabilities, which uses certain assumptions related to exercise price, term, expected volatility, and risk-free interest rate.

We determined the assessment of the fair values of the derivative liabilities as a critical audit matter due to the significant judgements used by the Company in determining the fair value of the derivative liabilities. Auditing the valuation of the derivative liabilities involved a high degree of auditor judgement and specialized skills and knowledge were needed.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing management’s process for developing the fair value measurement, evaluating the appropriateness of the model used by the Company to value the derivative liabilities, testing the reasonableness of the assumptions used by the Company in the model including exercise price, term, expected volatility, and risk-free interest rate and testing the accuracy and completeness of data used by the Company in developing the assumptions use in the model.

/s/ Daszkal Bolton LLP

Daszkal Bolton LLP

We have served as the Company’s auditor since 2020
Boca Raton, Florida

March 30, 2023

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
Assets
Current Assets
Cash	$6,742,876	$1,412,108
Accounts receivable – trade, net	3,671,786	2,187,848
Receivables - other	2,004,805	382,324
Inventory, net	713,284	1,150,390
Prepaid expenses	245,983	813,310
Total Current Assets	13,378,734	5,945,980
Property and equipment, net	2,582,753	2,423,497
Other Assets
Goodwill	1,387,860	1,387,860
Intangible assets, net	126,696	152,791
Operating right-of-use assets, net	446,180	595,790
Finance right-of-use assets, net	53,814	87,156
Deposits	38,637	38,637
Total Other Assets	2,053,187	2,262,234
Total Assets	$18,014,674	$10,631,711
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$7,384,336	$6,000,034
Notes payable and accrued interest, net of unamortized debt discount and debt issuance costs	226,931	202,184
Operating lease liabilities - current portion	200,314	149,744
Finance lease liabilities – current portion	33,616	33,976
Total Current Liabilities	7,845,197	6,385,938
Long-term Liabilities
Notes payable, net of current portion	2,248,626	3,108,794
Derivative liabilities	—	221,900
Operating lease liabilities - net of current portion	278,602	469,665
Finance lease liabilities – net of current portion	24,198	57,814
Total Liabilities	10,396,623	10,244,111

Commitments and Contingencies	—	—

Stockholders’ Equity
Preferred Stock, Series A ($0.001 par value, 10,000,000 shares authorized; 0 and 51 shares issued and outstanding at December 31, 2022 and 2021, respectively)	—	—
Preferred Stock, Series B ($0.001 par value, 100,000 shares authorized; 3,000 and 0 issued and outstanding at December 31, 2022 and 2021, respectively)	3	—
		—
Common stock ($0.0001 par value, 100,000,000 shares authorized; 3,347,440 and 2,724,422 issued and outstanding at December 31, 2022 and 2021, respectively)	66,947	54,487
Additional paid-in capital	22,525,214	8,862,050
Accumulated deficit	(14,974,113)	(8,528,937)
Total Stockholders’ Equity	7,618,051	387,600
Total Liabilities and Stockholders’ Equity	$18,014,674	$10,631,711

See accompanying notes to consolidated financial statements.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended December 31,
	2022	2021
Revenues, net	$40,601,859	$38,852,580

Cost of revenue	30,898,783	28,678,742

Gross profit	9,703,076	10,173,838

Operating expenses
Selling, general and administrative expenses	12,285,174	11,209,715
Bad debt (recovery) expense	(3,300)	208,953
Total operating expenses	12,281,874	11,418,668

Loss from operations	(2,578,798)	(1,244,830)

Other (loss) income
Change in fair value of derivative liabilities	(3,322,500)	1,821,100
Gain on debt extinguishment	953,228	1,054,951
Grant revenue	2,079,297	—
Other finance costs	(147,622)	—
Abandoned offering costs	(635,545)	—
Day one loss on issuance of units	(1,026,155)	—
Day one loss on debt modification	(523,526)	—
Gain (loss) on disposal of fixed assets	11,562	(17,621)
Interest income	84,742	10
Interest expense	(797,715)	(1,395,617)
Total other (loss) income	(3,324,234)	1,462,823
(Loss) income before income taxes	(5,903,032)	217,993
Income taxes	(866)	—
Net (loss) income	$(5,903,898)	$217,993
Series A Preferred Stock dividend associated with induced conversion	(541,278)	—
Net (loss) income attributable to Common Shareholders	$(6,445,176)	$217,993

Basic weighted average (loss) earnings per common share	$(2.21)	$0.08
Diluted weighted average (loss) earnings per common share	$(2.21)	$0.07

Basic weighted average common shares outstanding	2,911,684	2,603,203
Diluted weighted average common shares outstanding	2,911,684	3,090,451

See accompanying notes to consolidated financial statements.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

	Preferred Series A		Preferred Series B		Common Stock		Additional		Total Stockholders’
	$0.001 Par Value		$0.001 Par Value		$0.0001 Par Value		Paid in	Accumulated	(Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2020	51	$—	—	$—	2,428,930	$48,577	$6,978,301	$(8,746,930)	$(1,720,052)
Issuance of common stock for settlement of debt principle and interest	—	—	—	—	268,245	5,365	1,636,615	—	1,641,980
Issuance of common stock for services	—	—			27,247	545	247,134	—	247,679
Net income	—	—	—	—	—	—	—	217,993	217,993
Balance at December 31, 2021	51	—	—	—	2,724,422	54,487	8,862,050	(8,528,937)	387,600
		—	—	—
Issuance of common stock for services	—	—	—	—	141,472	2,830	676,852	—	679,682
Stock-based compensation	—	—	—	—	248,982	4,979	1,180,019	—	1,184,998
Issuance of common stock for debt modification agreement	—	—	—	—	105,000	2,100	459,900	—	462,000
Issuance of common stock in exchange for redemption and cancellation of Series A Preferred Stock	(51)	—	—	—	127,564	2,551	538,727	—	541,278
Series A Preferred Stock dividend associated with induced conversion	—	—	—	—	—	—	—	(541,278)	(541,278)
Issuance of Series B Preferred Stock from securities purchase agreement	—	—	3,000	3	—	—	—	—	3
Reclassification of debt and equity contracts	—	—	—	—	—	—	10,108,997	—	10,108,997
Stock options granted during the period	—	—	—	—	—	—	698,669	—	698,669
Net loss	—	—	—	—	—	—	—	(5,903,898)	(5,903,898)
	—	—	—	—	—	—	—
Balance at December 31, 2022	—	$—	3,000	$3	3,347,440	$66,947	$22,525,214	$(14,974,113)	$7,618,051

See accompanying notes to the consolidated financial statements.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net (loss) income attributable to Common Shareholders	$(6,445,176)	$217,993

Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	141,737	165,308
Change in provision for doubtful accounts	(3,300)	101,700
Stock-based compensation	1,904,668	247,679
Amortization of debt issuance costs and debt discounts	417,286	1,058,615
Gain on debt extinguishment	(953,228)	(1,054,951)
Other financing costs	147,622	—
Series A Preferred Stock dividend associated with induced conversion	541,278	—
Day one loss on issuance of units	1,026,155	—
Day one loss on debt modification	523,526	—
Amortization of right of use assets-Finance leases	31,655	33,344
Amortization of right of use assets-Operating leases	151,297	192,879
Change in fair value of derivative liability	3,322,500	(1,821,100)
Change in accrued interest on notes payable	320,639	258,635
Change in accrued interest on lease liabilities	25,606	—
Amortization of intangible assets	36,095	175,865
Gain on disposal of fixed assets	(11,562)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,466,258)	269,716
Grant receivable	(1,636,861)	—
Inventory	437,106	(205,116)
Prepaid expenses	695,764	(220,506)
Deposits	—	(2,236)
Accounts payable and accrued liabilities	1,622,462	23,316
Operating lease liabilities	(159,609)	(199,070)
Net cash provided by (used in) operating activities	669,402	(757,929)
Cash flows from investing activities:
Purchase of property and equipment	(185,882)	(123,317)
Proceeds from disposal of fixed assets	11,562	—
Purchase of intangible assets	(10,000)	—
Net cash used in investing activities	(184,320)	(123,317)
Cash flows from financing activities:
Proceeds from issuance of notes payable	—	421,400
Gross proceeds from issuance of preferred stock	6,000,000	—
Payment of stock issuance costs	(579,036)	—
Payment of debt discount and debt issuance costs	(221,964)	—
Payments of notes payable	(312,849)	(167,934)
Payments on lease liabilities	(40,465)	(60,807)
Net cash provided by financing activities	4,845,686	192,659

Increase (decrease) in cash	5,330,768	(688,587)

Cash at beginning of year	1,412,108	2,100,695
Cash at end of year	$6,742,876	$1,412,108
Supplemental disclosures of cash flow information:
Cash paid for interest	$104,212	$78,367
Cash paid for income taxes	$886	$—

Supplemental schedule of non-cash investing and financing activities:
Debt principal and interest repaid through conversion into common stock shares	$—	$1,641,980
Debt extension fees and other financing costs added to note principal	$484,377	$—
Issuance of common stock for services rendered	$679,681	$247,679
Insurance premiums financed through issuance of note payable	$128,437	$126,313
Equipment purchase financed through issuance of note payable	$115,111	$—

See accompanying notes to the consolidated financial statements.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

Note 1. Organization & Nature of Operations

Unless the context requires otherwise, references to the “Company”, “we”, “us”, or “our” in these consolidated financial statements on Form 10-K refer to Progressive Care Inc. and its subsidiaries.

Progressive Care Inc. (“Progressive”) was incorporated under the laws of the state of Delaware on October 31, 2006.

Progressive, through its wholly-owned subsidiaries, Pharmco, LLC (“Pharmco 901”), Touchpoint RX, LLC doing business as Pharmco Rx 1002, LLC (“Pharmco 1002”), Family Physicians RX, Inc. doing business as PharmcoRx 1103 and PharmcoRx 1204 (“FPRX” or “Pharmco 1103” and “Pharmco 1204”) (pharmacy subsidiaries collectively referred to as “Pharmco”), and ClearMetrX Inc. (“ClearMetrX”) is a personalized healthcare services and technology company that provides prescription pharmaceuticals and risk and data management services to healthcare organizations and providers.

Pharmco 901 was formed on November 29, 2005 as a Florida Limited Liability Company and is a 100% owned subsidiary of Progressive. Pharmco 901 was acquired by Progressive on October 21, 2010. We currently deliver prescriptions to Florida’s diverse population and ship medications to patients in states where we hold non-resident pharmacy licenses as well. We currently hold Florida Community Pharmacy Permits at all Florida pharmacy locations and our Pharmco 901 location is licensed as a non-resident pharmacy in the following states: Arizona, Colorado, Connecticut, Georgia, Illinois, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Texas, and Utah. We are able to dispense to patients in the state of Massachusetts without a non-resident pharmacy license because Massachusetts does not require such a license for these activities.

Pharmco 1103 is a pharmacy with locations in North Miami Beach and Orlando, Florida that provides Pharmco’s pharmacy services to Broward County, the Orlando/Tampa corridor, and the Treasure Coast of Florida. Progressive acquired all the ownership interests in Pharmco 1103 in a purchase agreement entered into on June 1, 2019.

Pharmco 1002 is a pharmacy located in Palm Springs, Florida that provides Pharmco’s pharmacy services to Palm Beach, St. Lucie and Martin Counties, Florida. Progressive acquired all the ownership interests in Pharmco 1002 in a purchase agreement entered into on July 1, 2018.

ClearMetrX was formed on June 10, 2020 and provides third-party administration (“TPA”) services to 340B covered entities. ClearMetrX also provides data analytics and reporting services to support and improve care management for health care organizations.

RXMD Therapeutics was formed on October 1, 2019. RXMD Therapeutics had no operating activity to date.

Note 2. Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements for the years ended December 31, 2022 and 2021 have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) for annual financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Note 3. Summary of Significant Accounting Policies

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected to opt out of such extended transition period.

Use of Estimates

The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates, including those related to residual values, estimated asset lives, impairments and bad debts. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Common Stock Reverse Stock Split

On December 29, 2022, we effected a 1-for-200 reverse stock split of our common stock and the number of shares of common stock that we are authorized to issue was reduced to 100 million. All share information throughout this Annual Report on Form 10-K has been retrospectively adjusted to reflect the reverse stock split. The shares of common stock retain a par value of $0.001 per share.

Reclassifications

Certain reclassifications have been made to the 2021 financial statement presentation to conform to that of the current period. Total equity and net (loss) income are unchanged due to these reclassifications.

Cash

The Company maintains its cash in bank deposit accounts at several financial institutions, which are insured by the Federal Deposit Insurance Corporation (“FDIC”) and at times may exceed federally insured limits. The Company had approximately $5.6 million that was uninsured at December 31, 2022. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk associated with its cash balances, since our deposits are held with high quality financial institutions that are well capitalized.

Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2022 and 2021.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are stated at the invoiced amount. Trade accounts receivable primarily include amounts from third-party pharmacy benefit managers (“PBMs”) and insurance providers and are based on contracted prices. Trade accounts receivable are unsecured and require no collateral. The Company records an allowance for doubtful accounts for estimated differences between the expected and actual payment of accounts receivable. These reductions were made based upon reasonable and reliable estimates that were determined by reference to historical experience, contractual terms, and current conditions. Each quarter, the Company reevaluates its estimates to assess the adequacy of its allowance and adjusts the amounts as necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Risks and Uncertainties

The Company’s operations are subject to intense competition, risk and uncertainties including financial, operational, regulatory and other risks including the potential risk of business failure.

Billing Concentrations

The Company’s trade receivables are primarily from prescription medications billed to various insurance providers. Ultimately, the insured is responsible for payment should the insurance company not reimburse the Company.

The Company generated reimbursements from three significant PBMs:

	Years Ended December 31,
	2022	2021
A	56%	59%
B	36%	31%
C	5%	5%

Inventory

Inventory is valued on a lower of first-in, first-out (FIFO) cost or net realizable value basis. Inventory primarily consists of prescription medications, pharmacy and testing supplies, and retail items. The Company provides a valuation allowance for obsolescence and slow-moving items. The Company recorded an allowance for obsolescence of $40,000 at December 31, 2022 and 2021, respectively.

Property and Equipment

Property and equipment are recorded at cost or fair value if acquired as part of a business combination. Property and equipment are depreciated or amortized using the straight-line method over their estimated useful lives. Upon the retirement or disposition of property and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded, when appropriate. Expenditures for maintenance and repairs are charged to expense as incurred. Estimated useful lives of property and equipment are as follows:

Description	Estimated Useful Life (in years)
Building		40
Building improvements	Remaining life of the building
Leasehold improvements and fixtures	Lesser of estimated useful life or life of lease
Furniture and equipment		5
Computer equipment and software		3
Vehicles	3	-	5

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no impairment charges during the years ended December 31, 2022 and 2021, respectively.

Business acquisitions

The Company records business acquisitions using the acquisition method of accounting. All of the assets acquired, liabilities assumed, and contractual contingencies are recognized at their fair value on the acquisition date. The application of the acquisition method of accounting for business combinations requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration between assets that are depreciated and amortized and goodwill. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Acquisition-related expenses and restructuring costs are recognized separately from the business combination and are expensed as incurred.

Goodwill

Goodwill represents the excess of the purchase price of FPRX and Pharmco 1002 over the value assigned to their net tangible and identifiable intangible assets. FPRX and Pharmco 1002 are considered to be the reporting units for goodwill. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. Valuation techniques consistent with the market approach, income approach, and/or cost approach are used to measure fair value. Goodwill and other indefinite-lived intangible assets are assessed annually for impairment in the fourth fiscal quarter and in interim periods if events or changes in circumstances indicate that the assets may be impaired.

Intangible Assets

Identifiable intangible assets subject to amortization generally represent the cost of client relationships and tradenames acquired, as well as non-compete agreements to which the Company is a party. In valuing these assets, the Company makes assumptions regarding useful lives and projected growth rates, and significant judgment is required. The Company periodically reviews its identifiable intangible assets for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amounts of those assets exceed their respective fair values, additional impairment tests are performed to measure the amount of the impairment losses, if any.

Fair Value Measurements

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and also establishes the following three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

●	Cash, accounts receivable, and accounts payable and accrued liabilities: The amounts reported in the accompanying Consolidated Balance Sheets approximate fair value due to their short-term nature.

●

Notes payable and lease liabilities: The carrying amount of notes payable approximated fair value due to variable interest rates at customary terms and rates the Company could obtain in current financing. The carrying value of lease liabilities approximate fair value due to the implicit rate in the lease in relation to the Company’s borrowing rate and the duration of the leases (Level 2 inputs).

Assets Measured and Recorded at Fair Value on a Recurring Basis

The following tables presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of:

Description	Level 1	Level 2	Level 3	Balance at December 31, 2022
Derivative Liabilities	$—	$—	$—	$—

Description	Level 1	Level 2	Level 3	Balance at December 31, 2021
Derivative Liabilities	$—	$—	$221,900	$221,900

The following table is a roll forward from December 31, 2021 to December 31, 2022 of the opening and closing balances for assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3).

Derivative Liabilities
Balance December 31, 2021	$221,900
Total losses for the period:
Changes in fair value	3,322,500
New derivatives	8,042,000
Transfers out	(11,586,400)
Balance December 31, 2022	$-

Changes in fair value of derivative liabilities for the year ended December 31, 2022 were included in net (loss) income for the year.

Derivative Liabilities

The Company evaluates its convertible debt, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with paragraph 810-10-05-4 and paragraph 815-40-25 of the Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”). The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the Consolidated Statements of Operations as other income or expense. Upon registration, conversion or exercise, as applicable, of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the Consolidated Balance Sheets as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months after the balance sheet date.

The fair value of these derivative instruments is determined using the Monte Carlo Simulation Model.

Revenue Recognition

The Company recognizes pharmacy revenue from dispensing prescription drugs at the time the drugs are physically delivered to a customer or when a customer picks up their prescription or purchases merchandise at the store, which is the point in time when control transfers to the customer. Each prescription claim is considered an arrangement with the customer and is a separate performance obligation. Payments are received directly from the customer at the point of sale, or the customers’ insurance provider is billed electronically. For third-party medical insurance and other claims, authorization is obtained to ensure payment from the customer’s insurance provider before the medication is dispensed to the customer. Authorization is obtained for these sales electronically and a corresponding authorization number is issued by the customers’ insurance provider.

The Company recognizes testing revenue when the tests are performed and results are delivered to the customer. Each test is considered an arrangement with the customer and is a separate performance obligation. Payment is generally received in advance from the customer.

Billings for most prescription orders are with third-party payers, including Medicare, Medicaid, and insurance carriers. Customer returns are nominal. Prescription revenues were 89% and 87% of total revenue for the years ended December 31, 2022 and 2021, respectively.

The Company accrues an estimate of fees, including direct and indirect remuneration (“DIR”) fees, which are assessed or expected to be assessed by payers at some point after adjudication of a claim, as a reduction of revenue at the time revenue is recognized. Changes in the estimate of such fees are recorded as an adjustment to revenue when the change becomes known.

The following table disaggregates net revenue by categories:

	For the Years Ended December 31,
	2022	2021
Prescription revenue	$36,288,366	$33,828,219
340B contract revenue	3,789,781	2,803,859
Testing revenue	1,915,471	4,320,657
Rent and other revenue	2,560	1,555
Subtotal	41,996,178	40,954,290
PBM fees	(1,394,319)	(2,098,508)
Sales returns	—	(3,202)
Revenues, net	$40,601,859	$38,852,580

Grant Revenue

Under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Company is eligible for refundable employee retention credits (“ERCs”) subject to certain conditions which were met during the year ended December 31, 2022. In connection with the ERCs, the Company adopted a policy to recognize the ERCs when earned and report the amounts as grant revenue in accordance with FASB ASC 958-605. Accordingly, the Company recorded approximately $2.1 million of grant revenue and grant revenue receivable during the year ended December 31, 2022. The Company received approximately $1.6 million of ERC proceeds during the year ended December 31, 2022, which were credited against grant revenue receivable. Grant revenue receivable balance at December 31, 2022 was approximately $0.3 million and recorded in Receivables – other on the Consolidated Balance Sheets.

Cost of Revenue

Cost of pharmacy revenue is derived based upon vendor purchases relating to prescriptions sold, cost of testing supplies for tests administered to patients, and point-of-sale scanning information for non-prescription sales and is adjusted based on periodic inventories. All other costs related to revenues are expensed as incurred.

DIR Fees

The Company reports DIR fees as a reduction of revenue on the accompanying Consolidated Statements of Operations. DIR fees are fees charged by PBMs to pharmacies for network participation as well as periodic reimbursement reconciliations. For some PBMs, DIR fees are charged at the time of the settlement of a pharmacy claim. Other PBMs do not determine DIR fees at the claim settlement date, and therefore DIR fees are collected from pharmacies after claim settlement, often as clawbacks of reimbursements based on factors that vary from plan to plan. For example, two PBMs calculate DIR fees on a trimester basis and charge the Company for these fees as reductions of reimbursements paid to the Company two to three months after the end of the trimester (e.g., DIR fees for January – April 2022 claims were charged by these PBMs in July – August 2022). For DIR fees that are not collected at the time of claim settlement, the Company records an accrued liability at each reporting date for estimated DIR fees that are expected to be collected by the PBMs in a future period. The estimated liability for these fees is highly subjective and the actual amount collected may differ from the accrued liability. The uncertainty of management’s estimates is due to inadequate disclosure to the Company by the PBMs as to exactly how these fees are calculated either at the time the DIR fees are actually assessed and reported to the Company. The detail level of the disclosure of assessed DIR fees varies based on the information provided by the PBM.

Vendor Concentrations

The Company had significant concentrations with one vendor. The purchases from this significant vendor were 95% and 96% of total vendor purchases for the years ended December 31, 2022 and 2021, respectively.

Selling, General and Administrative Expenses

Selling expenses primarily consist of salaries, contract labor, occupancy costs, and expenses directly related to operations. General and administrative costs include advertising, insurance, professional fees, and depreciation and amortization.

Advertising

Costs incurred for producing and communicating advertising for the Company are charged to operations as incurred. Advertising expense was approximately $0.3 million for the years ended December 31, 2022 and 2021, respectively.

Stock-Based Compensation

Stock-based compensation expense is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. The Company uses the Black-Scholes and Monte Carlo Simulation models to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.

Stock-based compensation expense is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation expense is recognized on a straight-line basis over the requisite service period for the entire award. The Company’s policy is to recognize forfeitures as they occur.

Stock Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the Consolidated Statements of Operations. The fair value of the warrants issued in the Private Placement transaction was estimated using a Monte Carlo simulation approach (see Note 14).

Offering Costs Associated with the Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Company’s planned underwritten public offering. Offering costs generally are deferred and reclassified as a charge to additional paid-in capital upon the sale of securities. Deferred costs for an abandoned offering are expensed.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Progressive Care Inc., RXMD Therapeutics and PharmcoRx 1103 are taxed as C corporations. Pharmco 901 and Pharmco 1002 are taxed as partnerships, wherein each member is responsible for the tax liability, if any, related to its proportionate share of Pharmco 901 and Pharmco 1002’s taxable income. Progressive Care Inc. has a 100% ownership interest in Pharmco 901 and Pharmco 1002; therefore, all of Pharmco 901 and Pharmco 1002’s taxable income attributable to the period of ownership is included in Progressive Care Inc.’s taxable income.

There was no current tax provision for the years ended December 31, 2022 and 2021 because the Company did not have taxable income during those periods. Total available net operating losses to be carried forward to future taxable years was approximately $16.5 million as of December 31, 2022, $12.5 million of which will expire in various years through 2038. The temporary differences giving rise to deferred income taxes principally relate to accelerated depreciation on property and equipment and amortization of goodwill recorded for tax purposes, reserves for estimated doubtful accounts and inventory obsolescence and net operating losses recorded for financial reporting purposes. The Company’s net deferred tax asset at December 31, 2022 and 2021 was fully offset by a 100% valuation allowance as it was not more likely than not that the tax benefits of the net deferred tax asset would be realized. The change in the valuation allowance increased by approximately $1.6 million for the year ended December 31, 2022.

The Company accounts for uncertainty in income taxes by recognizing a tax position in the consolidated financial statements only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company records interest and penalties related to tax uncertainties, if any, as income tax expense. Based on management’s evaluation, the Company does not believe it has any uncertain tax positions for the years ended December 31, 2022 and 2021.

(Loss) Earnings per Share

Basic (loss) earnings per share (“EPS”) is computed by dividing net (loss) income available to common shareholders by the weighted average number of common shares outstanding during the year, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the year including stock warrants, using the treasury stock method (by using the average stock price for the year to determine the number of shares assumed to be purchased from the exercise of stock warrants), and convertible debt, using the if converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive.

The following are dilutive common stock equivalents during the years ended:

	December 31, 2022	December 31, 2021
Convertible debt	709,478	487,248
Stock warrants	576,923	—
Total	1,286,401	487,248

The following table presents the calculation of basic and diluted EPS:

	Years Ended December 31,
	2022	2021
Net (loss) income attributable to Common Shareholders	$(6,445,176)	$217,993

Basic weighted average common shares outstanding	2,911,684	2,603,203
Potentially dilutive common shares	—	487,248
Diluted weighted average common shares outstanding	2,911,684	3,090,451

Basic weighted average (loss) earnings per common share	$(2.21)	$0.08
Diluted weighted average (loss) earnings per common share	$(2.21)	$0.07

Paycheck Protection Program Loan

The Company records Paycheck Protection Program (“PPP”) loan proceeds in accordance with ASC 470, Debt. The Company treated the PPP loan as indebtedness, which was extinguished and recorded as a gain on debt extinguishment when legally released by the primary obligor.

Recently Adopted Accounting Standards

Debt

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which among other things, simplifies the accounting models for the allocation of proceeds attributable to the issuance of a convertible debt instrument. As a result, after adopting the ASU’s guidance, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, and for convertible preferred stock wholly as preferred stock (i.e., as a single unit of account), unless (i) a convertible instrument contains features that require bifurcation as a derivative under ASC 815 or (ii) a convertible debt instrument was issued at a substantial premium. The standard became effective for the Company in the first quarter of 2022 and did not have a material effect on the Company’s consolidated financial statements.

Accounting Pronouncements Issued but not yet Adopted

Income Taxes

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes” (“ASU 2019-12”), which removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is required to be adopted for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022 with early adoption permitted. The Company will adopt this accounting standard update effective January 1, 2023. We expect that the adoption of the standard will not have a material impact on our consolidated financial statements.

Credit Losses

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”), which introduces an impairment model based on expected, rather than incurred, losses. Additionally, it requires expanded disclosures regarding (a) credit risk inherent in a portfolio and how management monitors the portfolio’s credit quality; (b) management’s estimate of expected credit losses; and (c) changes in estimates of expected credit losses that have taken place during the period. In November 2018, the FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses.” This ASU clarifies receivables from operating leases are accounted for using the lease guidance and not as financial instruments. In April 2019, the FASB issued ASU 2019-04, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” This ASU clarifies various scoping and other issues arising from ASU 2016-13. In March 2020, the FASB issued ASU 2020-03, “Codification Improvements to Financial Instruments.” This ASU improves the Codification and amends the interaction of Topic 842 and Topic 326. ASU 2016-13 and related amendments are effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company expects to adopt this accounting standards update effective January 1, 2023. The Company has not yet quantified the impact of ASU 2016-13 on its consolidated financial statements. However, it is not expected to have a material effect on the Company’s consolidated financial statements.

Management has evaluated other recently issued accounting pronouncements and does not believe that any of these pronouncements will have a significant impact on the Company’s consolidated financial statements.

Subsequent Events

Management has evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through March 30, 2023, the date the consolidated financial statements were available to be issued.

Note 4. Liquidity and Going Concern Consideration

The Company has sustained recurring operating losses and negative cash flows from operations. At December 31, 2022, the Company had an accumulated deficit of approximately $15.0 million. For the year ended December 31, 2022, the Company had a net loss of $5.9 million. The Company expects to continue to incur significant losses for at least the next 12 months.

The Consolidated Financial Statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and other commitments in the normal course of business.

On August 30, 2022, the Company entered into a Debt Modification Agreement (“the Modification Agreement”) with a group of investors led by NextPlat Corporation (the “NextPlat investors”) wherein the terms were modified for the existing Secured Convertible Promissory Note previously held by Iliad Research and Trading, L.P. (“the Iliad Note”) and sold to the NextPlat investors. The NextPlat investors purchased the Iliad Note as part of a Confidential Note Purchase and Release Agreement (“the NPA”) between Iliad Research and Trading L.P. and the NextPlat investors. As of the date of the Securities Purchase Agreement (“SPA”), the aggregate amount of principal and interest outstanding was approximately $2.8 million (see Note 5). As part of the Modification Agreement, the NextPlat investors agreed to modify the following terms of the Iliad Note as follows:

1.	The Maturity Date was extended to August 31, 2027.

2.	The Outstanding Balance shall bear interest at the simple annual rate of five percent (5%) per annum.

3.	The Company is prohibited from prepaying the Note.

4.	The Conversion Price for the Note was modified to a fixed price of $4.00 per share of common stock.

5.

The Note shall provide for mandatory conversion upon the later to occur of (a) the completion of the Company’s reverse stock split, and (b) the listing of the Company’s common stock on a national exchange, including the Nasdaq Capital Market, the Nasdaq Global Market, or the New York Stock Exchange.

The Company also entered into a Private Placement Transaction wherein the Company raised approximately $6.0 million in gross proceeds from the sale of Series B Convertible Preferred Stock (see Note 5), which approximately $0.6 million were withheld from the gross proceeds as it relates to offering costs and approximately $0.4 million in stock issued for services rendered and derivative liabilities associated with the offering.

Management believes that the above transactions mitigate the previously reported conditions related to the Company’s ability to continue as a going concern over the next 12 months.

Note 5. Private Placement Transaction

On August 30, 2022, the Company entered into a SPA with NextPlat Corporation (“NextPlat”) wherein the Company received gross proceeds of $6.0 million through the sale of 3,000 units. Each unit is made up of one share of Series B Convertible Preferred Stock, $0.001 par value, and one redeemable warrant (“the Investor Warrants”). Each warrant entitles the holder to purchase one share of Series B Convertible Preferred Stock at an exercise price of $2,000. The Investor Warrants may also be exercised, in whole or in part, by means of a cashless exercise. The Series B Convertible Preferred Stock has a stated value of $2,000 per share. Each share of Series B Convertible Preferred Stock is convertible at any time at the option of the holder into shares of the Company’s common stock determined by dividing the stated value by the conversion price of $4.00. The Company incurred total offering costs associated with the transaction of approximately $1.0 million, which approximately $0.6 million in offering costs were withheld from the gross proceeds and approximately $0.4 million in stock issued for service rendered and derivative liabilities associated with the offering.

In conjunction with the Private Placement Transaction, the Company also entered into a Debt Modification Agreement with NextPlat (see Note 4). The Company also issued placement agent warrants with substantively similar terms as the Investor Warrants.

In connection with the Private Placement Transaction, the Company entered into a registration rights agreement with NextPlat pursuant to which, among other things, the Company agreed to prepare and file with the SEC a resale registration statement to register the shares of the Company’s common stock to be issued upon conversion of the Series B Convertible Preferred Stock, the NextPlat Convertible Note, and Warrants.

Subsequent to December 31, 2022, the Company filed with the SEC a Request for Withdrawal of Registration Statement on Form S-1.

Note 6. Accounts Receivable – Trade, net

Accounts receivable consisted of the following at:

	December 31, 2022	December 31, 2021
Gross accounts receivable – trade	$3,875,686	$2,395,048
Less: Allowance for doubtful accounts	(203,900)	(207,200)
Accounts receivable – trade, net	$3,671,786	$2,187,848

For the years ended December 31, 2022 and 2021, the Company recognized bad debt (recovery) expense in the amount of approximately ($3,300) and $209,000, respectively.

Note 7. Property and Equipment, net

Property and equipment, net consisted of the following at:

	December 31, 2022	December 31, 2021
Building	$1,651,069	$1,651,069
Building improvements	513,075	507,238
Furniture and equipment	423,829	330,291
Leasehold improvements and fixtures	276,614	276,614
Vehicles	251,715	81,633
Land	184,000	184,000
Computer equipment and software	101,230	101,230
Total	3,401,532	3,132,075
Less: accumulated depreciation	(818,779)	(708,578)
Property and equipment, net	$2,582,753	$2,423,497

Depreciation expense for the year ended December 31, 2022 and 2021 was approximately $142,000 and $165,000, respectively.

Note 8. Intangible Assets

Intangible assets consisted of the following at:

	December 31, 2022	December 31, 2021
Trade names	$362,000	$362,000
Pharmacy records	263,000	263,000
Non-compete agreements	166,000	166,000
Software	86,424	—
Website	67,933	67,933
Subtotal	945,357	858,933
Less accumulated amortization	(818,661)	(782,566)
Net intangible assets	$126,696	$76,367
Software not yet placed in service	—	76,424
Total intangible assets, net	$126,696	$152,791

Amortization of intangible assets amounted to approximately $36,000 and $176,000 for the years ended December 31, 2022 and 2021, respectively. The following table represents the total estimated future amortization of intangible assets for the five succeeding years:

Year	Amount
2023	48,772
2024	30,390
2025	17,285
2026	17,285
2027	12,964
Total	$126,696

Note 9. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following at:

	December 31, 2022	December 31, 2021
Accounts payable – trade	$6,517,496	$4,677,555
Accrued payroll and payroll taxes	228,957	143,074
Accrued DIR fees	500,589	712,002
Accrued legal fees	—	306,588
Other accrued liabilities	137,294	160,815
Total	$7,384,336	$6,000,034

10. Notes Payable

Notes payable consisted of the following at:

	December 31, 2022	December 31, 2021
A. Convertible notes payable and accrued interest - collateralized	$2,837,910	$2,143,891
B. Mortgage note payable - commercial bank - collateralized	1,225,913	1,307,562
C. Note payable - uncollateralized	25,000	25,000
D. Notes payable - collateralized	137,017	52,231
Insurance premiums financing	70,302	68,164
Subtotal	4,296,142	3,596,848
Less: unamortized debt discount	(1,820,585)	(198,677)
Less: unamortized debt issuance costs	—	(575)
Less: unamortized investment length premium	—	(86,618)
Total	2,475,557	3,310,978
Less: current portion of notes payable	(226,931)	(202,184)
Long-term portion of notes payable	$2,248,626	$3,108,794

The corresponding notes payable above are more fully discussed below:

(A) Convertible Notes Payable – collateralized

Iliad Research and Trading, L.P.

On March 6, 2019, Progressive entered a Securities Purchase Agreement (the “Purchase Agreement”) with Iliad Research and Trading, L.P. (“Iliad Research”) in the amount of $3,310,000 (“the Iliad Research note”). The Iliad Research note accrued interest at the rate of 10% per annum and was convertible into shares of common stock ($0.0001 par value per share) based on the average of the two lowest closing trading prices during the twenty trading days immediately preceding the applicable conversion. Through a series of extensions entered into, the maturity date was extended to May 15, 2023, at which time all unpaid principal and accrued and unpaid interest were due. The Iliad Research note was acquired as part of the Confidential Note Purchase and Release Agreement entered into between Iliad Research and the NextPlat investors, and the terms of the Iliad Research note were modified as part of the Debt Modification Agreement between the Company and the NextPlat investors (see Note 4).

The provisions of the Iliad Research note contained a weekly volume limitation on the number of shares common stock received from note conversions that can be sold (“Volume Limitation”). In the event of Volume Limitation breach, the Outstanding Balance of the Iliad Research note was reduced by an amount equal to such Excess Sales (the “Outstanding Balance Reduction”). During the year ended December 31, 2021, the volume of sales of Conversion Shares exceeded the Volume Limitation, which resulted in an Outstanding Balance Reduction in the amount of $180,000, which was recorded as a gain on debt extinguishment during the period.

On December 14, 2021, Progressive Care filed a demand (“the Company Demand”) with Iliad Research that alleged breaches of the Volume Limitation provisions of the Iliad Research note, as well as a previous note agreement with an affiliate of Iliad Research, Chicago Venture Partners, LP (“CVP”), (“the CVP note”). The CVP Note previously had been paid off in 2020. On January 7, 2022, in response to the Company Demand, Iliad Research and CVP filed a complaint with the Third Judicial District Court of Salt Lake County, State of Utah, as well as an Arbitration Notice pursuant to the CVP and Iliad Research Purchase Agreements.

On January 20, 2022, Progressive Care entered into an agreement with Iliad Research and CVP (“the Settlement Agreement”), in which (1) the maturity date of the Iliad Research note was extended to May 15, 2022, for which the Company paid an extension fee in the amount of approximately $46,000, (2) the outstanding balance of the Iliad Research note was increased by $100,000 because the Iliad Research note was not repaid by February 16, 2022, (3) the balance of the Iliad Research note was reduced by $180,000 (recorded in 2021) as settlement of the alleged breaches of the Volume Limitation provisions of the Iliad Research note, (4) CVP paid $175,000 to Progressive Care as settlement of the alleged breaches of the Volume Limitation provisions of the CVP note, and (5) Iliad Research and its affiliated entities agreed not to sell any shares of Progressive Care or submit any Redemption Notices for a stated time period (“Standstill Period”). The $180,000 debt reduction and $175,000 received were accounted for as gains on debt extinguishment, the $100,000 was accounted for as interest expense and the $46,000 extension fee was recorded as other finance costs.

During the second quarter of 2022, the Company and Iliad Research entered into a series of agreements to (i) extend the Standstill Period to July 15, 2022, and (ii) extend the maturity date of the Iliad Research note to May 15, 2023. The fees paid to extend the Standstill Period of approximately $101,000 were recorded as other finance costs. The fees to modify the terms to extend the maturity date in the amount of approximately $237,000 were added to the outstanding note balance, resulting in the recognition of a loss on debt extinguishment.

The outstanding balance on the Iliad Research note was approximately $2,144,000 at December 31, 2021, inclusive of accrued interest in the amount of approximately $833,000. On August 30, 2022, the Iliad Research note was purchased by the NextPlat investors.

The conversion features embedded within the Iliad Research note represented an embedded derivative. Accordingly, the embedded conversion right was bifurcated from the debt host and accounted for as a derivative liability and remeasured to fair value each reporting period. Fair value was determined using a Monte Carlo simulation model. For the years ended December 31, 2022 and 2021, the Company recorded in earnings a change in fair value of the derivative liability in the amounts of approximately ($1,256,000) and $914,000, respectively. Upon the entrance into the Debt Modification Agreement with the NextPlat investors on August 30, 2022, the outstanding fair value of the derivative liability of $1,477,400 million was written off and included in gain on debt extinguishment for the year ended December 31, 2022. The derivative liability balance at December 31, 2021 was approximately $222,000.

Debt Issuance Costs, Debt Discount, and Investment Length Premium Associated with the Iliad Research Note

Debt issuance costs consist of fees incurred through securing financing from Iliad Research on March 6, 2019. Debt discount consists of the discount recorded upon recognition of the derivative liability upon issuance of the first and second tranches. Investment length premium is calculated at a 5% premium on the outstanding balance when the note is still outstanding at (a) 18 months from the effective date, (b) 24 months from the effective date, and (c) 30 months from the effective date.

Debt issuance costs, debt discount and investment length premium were amortized to interest expense over the term of the related debt using the straight-line method. Total amortization expense for the years ended December 31, 2022 and 2021 was approximately $286,000 and $1,058,615, respectively.

NextPlat Investors

On August 30, 2022, the Company entered into the Modification Agreement with the NextPlat investors wherein the terms were modified for the existing Secured Convertible Promissory Note originally held by Iliad Research (“the Note”) and sold to the NextPlat investors (“the NextPlat Investors Note”). The NextPlat investors purchased the Note as part of a Confidential Note Purchase and Release Agreement between Iliad Research and the NextPlat investors. As of the date of the SPA, the aggregate amount of principal and interest outstanding on the NextPlat Investors Note was approximately $2.8 million. As part of the Modification Agreement, the NextPlat investors agreed to modify the following terms of the NextPlat Investors Note:

1.	The Maturity Date was extended to August 31, 2027.

2.	The Outstanding Balance shall bear interest at the simple annual rate of five percent (5%) per annum.

3.	The Company is prohibited from prepaying the Note.

4.	The Conversion Price for the Note was modified to a fixed price of $4.00 per share of common Stock.

5.

The Note shall provide for mandatory conversion upon the later to occur of (a) the completion of the Company’s reverse stock split, and (b) the listing of the Company’s common stock on a national exchange, including the Nasdaq Capital Market, the Nasdaq Global Market, or the New York Stock Exchange.

The outstanding balance on the NextPlat Investors Note was approximately $2.8 million at December 31, 2022, inclusive of accrued interest in the amount of approximately $47,000 at December 31, 2022. The Note is reported net of a debt discount of approximately $1.8 million on the Consolidated Balance Sheets at December 31, 2022.

Embedded Derivative Liability

The Company identified an embedded derivative feature in the NextPlat Investors Note and concluded that it required bifurcation and liability classification as a derivative liability. The fair value of the embedded derivative at the issuance date of the Note (August 30, 2022) was approximately $2.0 million. The Company recorded a gain of approximately $284,000 million from the change in the fair value of the derivative liability in its Consolidated Statements of Operations for the year ended December 31, 2022. As a result of the common stock reverse stock split on December 29, 2022, the derivative liability was reclassified to equity.

Debt Issuance Costs and Debt Discount Associated with the NextPlat Investors Note

Debt Issuance Costs consist of fees incurred from the Placement Agent and Investment Advisor associated with the NextPlat Investors Debt Modification Agreement. Debt Discount consists of the discount recorded from the issuance of approximately 105,000 shares of common stock to the NextPlat Investors as consideration for the Debt Modification Agreement.

Debt issuance costs and debt discount were amortized to interest expense over the term of the related debt using the straight-line method. Total amortization expense for the year ended December 31, 2022 was approximately $131,000.

(B) Mortgage Note Payable – collateralized

In 2018, Pharmco 901 closed on the purchase of land and building located at 400 Ansin Boulevard, Hallandale Beach, Florida. The purchase price was financed in part through a mortgage note and security agreement entered into with a commercial lender in the amount of $1,530,000. The promissory note is collateralized by the land and building, bears interest at a fixed rate of 4.75% per annum, matures on December 14, 2028 and is subject to a prepayment penalty. Principal and interest will be repaid through 119 regular payments of $11,901 that began in January 2019, with the final payment of all principal and accrued interest not yet paid on December 14, 2028. Note repayment is guaranteed by Progressive Care Inc.

(C) Note Payable – Uncollateralized

As of December 31, 2022 and 2021, the uncollateralized note payable represents a non-interest-bearing loan that is due on demand from an investor.

(D) Notes Payable – Collateralized

In September 2019, the Company entered into a note obligation with a commercial lender, the proceeds from which were used to pay off a capital lease obligation on pharmacy equipment in the amount of $85,429. The terms of the promissory note payable require 48 monthly payments of $2,015, including interest at 6.5%. The balance outstanding on the note payable was approximately $16,000 and $40,000 at December 31, 2022 and 2021, respectively. The promissory note is secured by equipment with a net book value of approximately $16,000 and $36,000 at December 31, 2022 and 2021, respectively.

In April 2021, the Company entered into a note obligation with a commercial lender, the proceeds from which were used to purchase pharmacy equipment in the amount of $29,657. During September 2021, pharmacy equipment was returned since the installation was cancelled and the note was amended. The amended promissory note payable requires 46 monthly payments of $331, including interest at 6.9%. The balance outstanding at December 31, 2022 and 2021 on the note payable was approximately $9,000 and $12,000, respectively. The remaining equipment was written off during September 2021.

In July 2022, the Company entered into a note obligation with a commercial lender, the proceeds from which were used to purchase pharmacy equipment in the amount approximately of $90,000. The terms of the promissory note payable require 6 monthly payments of $0 starting July 2022, and 60 monthly payments of $1,859, including interest at 8.78% starting January 2023. The balance outstanding on the note payable was approximately $90,000 on December 31, 2022. The promissory note is secured by equipment with a net book value of approximately $84,000 on December 31, 2022.

In September 2022, the Company entered into a note obligation with a commercial lender, the proceeds from which were used to purchase a vehicle in the amount approximately of $25,000. The terms of the promissory note payable require 24 monthly payments of $1,143, including interest at 8.29% starting October 2022. The balance outstanding on the note payable was approximately $22,000 on December 31, 2022. The promissory note is secured by the vehicle with a net book value of approximately $23,000 on December 31, 2022.

Principal outstanding at December 31, 2022, is expected to be repayable as follows:

Year	Amount
2023	$226,931
2024	121,119
2025	114,412
2026	118,623
2027	123,590
Thereafter	3,591,467
Total	$4,296,142

Interest expense on these notes payable, exclusive of debt discount and debt issue cost amortization, was approximately $340,900 and $330,500 for the years ended December 31, 2022 and 2021, respectively.

Note 11. Lease Obligations

The Company has entered into a number of lease arrangements under which the Company is the lessee. Three of the leases are classified as finance leases and three of the leases are classified as operating leases. In addition, the Company has elected the short-term lease practical expedient in ASC Topic 842 related to real estate leases with terms of one year or less and short-term leases of equipment used in our pharmacy locations. The following is a summary of the Company’s lease arrangements.

Finance Leases

In May 2018, the Company entered into a finance lease obligation to purchase pharmacy equipment with a cost of approximately $115,000. The terms of the lease agreement require monthly payments of $1,678 plus applicable tax over 84 months ending March 2025 including interest at the rate of 6%. The finance lease obligation is secured by equipment with a net book value of approximately $38,000 and $55,000 at December 31, 2022 and 2021, respectively.

The Company assumed an equipment finance lease obligation for medication dispensing equipment from the acquisition of Pharmco 1002 in July 2018. The lease expired in March 2022. The finance lease obligation was secured by equipment with a net book value of $0 at December 31, 2022 and 2021, respectively.

In December 2020, the Company entered into an interest-free finance lease obligation to purchase computer servers with a cost of approximately $51,000. The terms of the lease agreement require monthly payments of $1,411 plus applicable tax over 36 months ending November 2023. The finance lease obligation is secured by equipment with a net book value of approximately $16,000 and $32,000 at December 31, 2022 and 2021, respectively.

Operating Leases

The Company entered into a lease agreement for its Orlando pharmacy in August 2020. The term of the lease is 66 months with a termination date of February 2026. The lease agreement calls for monthly payments that began in February 2021, of $4,310, with an escalating payment schedule each year thereafter.

The Company leases its North Miami Beach pharmacy location under an operating lease agreement with a lease commencement date in September 2021. The term of the lease is 60 months with a termination date in August 2026. The lease calls for monthly payments of $5,237, with an escalating payment schedule each year thereafter.

The Company also leases its Palm Beach County pharmacy locations under operating lease agreements expiring in February 2024.

The Company recognized lease costs associated with all leases as follows:

	For the Years Ended December 31,
	2022	2021
Operating lease cost:
Fixed rent expense	$191,573	$380,972
Finance lease cost:
Amortization of right-of-use assets	31,655	33,344
Interest expense	3,097	6,482
Total lease costs	$226,325	$420,798

Supplemental cash flow information related to leases was as follows:

	For the Years Ended December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$159,609	$199,070
Financing cash flows from finance leases	40,465	60,807
Total cash paid for lease liabilities	$200,074	$259,877

Supplemental balance sheet information related to leases was as follows:

	December 31, 2022	December 31, 2021
Operating leases:
Operating lease right-of-use assets, net	$446,180	$595,790

Operating lease liabilities:
Current portion	200,314	149,744
Long-term portion	278,602	469,665

Weighted average remaining lease term (years)	3.11	4.01
Weighted average discount rate	4.8%	4.8%

Finance leases:
Finance lease right-of-use assets, net	53,814	87,156

Finance lease liabilities:
Current portion	33,616	33,976
Long-term portion	24,198	57,814

Weighted average remaining lease term (years)	1.89	2.78
Weighted average discount rate	4.4%	4.0%

Maturities of lease liabilities were as follows:

Year	Finance Lease	Operating Lease	Total Future Lease Commitments
2023	$35,662	$181,787	$217,449
2024	20,142	144,583	164,725
2025	5,035	134,933	139,968
2026	—	53,459	53,459
Total lease payments to be paid	60,839	514,762	575,601
Less: future interest expense	(3,025)	(35,846)	(38,871)
Lease liabilities	57,814	478,916	536,730
Less: current maturities	(33,616)	(200,314)	(233,930)
Long-term portion of lease liabilities	$24,198	$278,602	$302,800

Note 12. Stockholders’ Equity

On December 29, 2022, we effected a 1-for-200 reverse stock split of our common stock and the number of shares of common stock that we are authorized to issue was reduced to 100 million. All common stock share information has been retrospectively adjusted to reflect the reverse stock split.

Preferred Stock

The Series A preferred stock is a non-dividend producing instrument that ranks superior to the Company’s common stock. Each one (1) share of the Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding common stock and Preferred Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator.

With respect to all matters upon which stockholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or By-laws.

In July 2014, the board of directors approved the issuance of 51 shares of the Company’s Series A Preferred Stock to a certain employee of the Company, which is equal to 50.99% of the total voting power of all issued and outstanding voting capital of the Company in satisfaction of $20,000 in past due debt. In October 2020, the preferred shares were transferred to a trust whose beneficiary is related to the employee. In August 2022, the Company entered into a Share Exchange Agreement with the trust in which the 51 shares of the Company’s Series A Preferred Stock were acquired from the trust and cancelled in exchange for the issuance of 127,564 shares of the Company’s common stock. As a result of the exchange the Company recorded a preferred stock dividend of approximately $541,000 associated with the transaction.

On August 30, 2022, the Company entered into a SPA with NextPlat wherein the Company sold 3,000 units, generating gross proceeds of $6.0 million. Each unit is made up of one share of Series B Convertible Preferred Stock, $0.001 par value, and Investor Warrants. Each warrant entitles the holder to purchase one share of Series B Convertible Preferred Stock at an exercise price of $2,000. The Investor Warrants may also be exercised, in whole or in part, by means of a cashless exercise. The Series B Convertible Preferred Stock has a stated value of $2,000 per share and each Preferred Stock share has the equivalent voting rights of 500 common stock shares. Each share of Series B Convertible Preferred Stock is convertible at any time at the option of the holder into shares of the Company’s common stock determined by dividing the stated value by the conversion price which is $4.00. The Company incurred offering costs associated with the transaction of approximately $1.0 million.

Note 13. Stock-Based Compensation

For the years ended December 31, 2022 and 2021, the Company recorded total stock-based compensation expense of $1.9 million and $0.2 million, respectively. There were no income tax benefits recognized from stock-based compensation during the years ended December 31, 2022 and 2021 due to cumulative losses and valuation allowances.

The 2020 Incentive Plan (the “2020 Plan”) was adopted in November 2020. Under this 2020 Plan, a total of 375,000 shares were authorized for stock-based compensation available in the form of either restricted stock units (“RSUs”) or stock options. As of December 31, 2022, under the 2020 Plan, the Company has granted 3,650 RSUs and 40,000 stock options and has 331,350 shares available for future issuance. The fair value of the RSUs equaled the stock price at the grant date and the RSUs vested upon issuance.

The following table summarizes fully vested stock options granted under the 2020 Plan for the year ended December 31, 2022:

	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance outstanding at December 31, 2021	—	$—	—
Granted	40,000	$5.80	8.83
Exercised	—	$—	—
Forfeited	—	$—	—
Cancelled	—	$—	—
Balance outstanding at December 31, 2022	40,000	$5.80	8.83
Options exercisable at December 31, 2022	40,000	$5.80	8.83
Weighted average fair value of options granted during the year		$5.80	8.83

Awards Issued Outside of Equity Incentive Plans

Restricted Stock Units

During the years ended December 31, 2022 and 2021, the Company granted 249,907 and 294,008, respectively, RSUs as stock-based compensation. The fair value of the RSUs equaled the stock price at the grant date and the RSUs vested upon issuance.

Stock Options

During 2022, the Company granted 282,965 stock options at a weighted average exercise price of $4.40, and no options were exercised, forfeited, or expired. As of December 31, 2022, there was approximately $1.1 million of total unrecognized compensation cost related to 188,643 nonvested stock options granted. The cost is expected to be recognized over a weighted-average period of 2.89 years. The options have a weighted-average remaining contractual life of 9.67 years.

The fair value of option awards was estimated on the date of grant using the Monte Carlo simulation model. Expected volatilities are based on historical volatilities of the Company’s common stock. The expected term of options granted represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of the grants.

The fair value of options granted was determined using the following weighted-average assumptions as of grant date.

Risk-free interest rate	3.5%
Expected term (in years)	10
Expected stock price volatility	120%
Dividend yield	0%

Note 14. Warrants Liabilities

As of December 31, 2022, there were 380,500 Placement Agent Warrants and 3,000 Investor Warrants issued and outstanding. All of the warrants were issued on August 30, 2022. There were no warrants exercised, forfeited or canceled during the year ended December 31, 2022. Investor Warrants may only be exercised for a whole number of Preferred Stock shares. The Investor Warrants will be exercisable at any time at the option of the Warrant Holders. The Investor Warrants will expire five years from the issue date of the Investor Warrants (September 2, 2027) or earlier upon redemption or liquidation. The exercise price per share of preferred stock under the Investor Warrants is $2,000. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares by the Holder, pursuant to the terms and conditions of the Securities Purchase Agreement, then the Investor Warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise.

The Placement Agent Warrants are exercisable into 380,500 shares of the Company’s common stock at an exercise price per common stock share of $4.00. The Placement Agent Warrants may be exercised at any time at the option of the Placement Agent and expire on September 2, 2027. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares by the Holder, pursuant to the terms and conditions of the Purchase Agreement, then the Placement Agent Warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise.

The Company determined that the warrants do not meet the definition of a liability under FASB ASC Topic 480. However, they do meet the definition of a derivative under FASB ASC Topic 815 because at the time the warrants were issued, the Company had insufficient common stock shares to settle the warrants when considering all other commitments that may require the issuance of common stock shares. The Company determined that the fair value of the warrants on their issuance date of August 30, 2022 was approximately $6.1 million and elected to classify the preferred stock shares and warrants as liabilities. On December 29, 2022, the Company effected a 1-for-200 reverse stock split of our common stock. As result of the reverse stock split, the warrants were reclassified from liabilities to equity. The Company recorded a loss of approximately $2.4 million from the change in fair value of the derivative warrant liability on its Consolidated Statements of Operations for the year ended December 31, 2022.

The Company’s warrants were valued on the applicable dates using the Monte Carlo Simulation Model. Significant inputs into this technique at measurement dates are as follows:

	August 30, 2022 (1)	December 29, 2022 (2)

Fair market value of the Company’s stock (3)	$4.40	$6.00
Exercise price	$4.00	$4.00
Stock price	$4.00	$4.00
Term (in years) (4)	5	5
Expected life (in years) (5)	5	5
Volatility	90%	90%
Risk-free interest rate (6)	3.3%	4.0%
Warrants measurement input	3.3%	4.0%

(1)	Date of issuance
(2)	Measurement date prior to reverse stock split
(3)	The fair value of the stock was determined by using the Company’s closing stock price as reflected in the OTC Markets.
(4)	The term is the contractual remaining term.
(5)	The expected life is the contractual term of the warrants.
(6)	The risk-free rates used for inputs represent the yields on the valuation date with periods consistent with the contractual remaining term.

The Company incurred a day one loss of approximately $1.0 million because the Company had insufficient authorized common stock shares to settle the warrants.

Note 15. Commitments and Contingencies

Legal Matters

On May 3, 2022, a complaint was filed by the Plaintiff Positive Health Alliance, Inc. (“PHA”) against Pharmco LLC, a wholly owned subsidiary of the Company, in the U.S. Circuit Court of Miami Dade, Florida, alleging that defendant failed to pay amounts due and owing to PHA under the parties’ contract for discounted prescription drugs. PHA is seeking judgment against Pharmco for compensatory damages in the amount of $407,504, plus attorneys’ fees and costs. PHA and Pharmco entered into a settlement agreement on July 1, 2022, pursuant to which Pharmco paid to PHA the total amount of $407,504 in 13 installment payments. The complaint was dismissed with prejudice on July 8, 2022. The balance outstanding was approximately $280,000 and $408,000 at December 31, 2022 and 2021, respectively (recorded in Accounts Payable and Accrued Liabilities).

On June 8, 2022, a complaint was filed by the Company against KeyCentrix, LLC (“KCL”), in the U.S. District Court for the Southern District of Florida, alleging fraudulent inducement, breach of express warranty and breach of implied warranty. The complaint stems from an agreement by KCL to license to the Company certain pharmacy management software known as “Newleaf” for use in the operations of pharmacies operated by the Company.

Note 16. Related Party Transactions

During the year ended December 31, 2021, the Company had a consulting arrangement with Spark Financial Consulting (“Spark”), which is a consulting company owned by an employee of the Company. Spark provides business development services including but not limited to recruiting, targeting and evaluation of potential mergers and acquisitions, finding third party contractors and assisting with related negotiations in exchange for a monthly fee of $16,000 in 2021. Additionally, Spark may be entitled to additional fees for additional consulting services. During the year ended December 31, 2021, the Company paid Spark $118,769. The agreement was terminated during the third quarter of 2021.

The Company had an employment agreement with a certain pharmacist, Head of the Compounding Department, who is the first paternal cousin to an employee of the Company. In consideration for duties performed, including but not limited to, marketing, patient consultation, formulary development, patient and physician education, training, recruitment, sales management, as well as pharmacist responsibilities, the Company agreed to provide monthly compensation of $15,000 or $10,000 plus 5% commission on monthly gross profits generated by the Compounding Department, whichever is greater. During the year ended December 31, 2021, payments to the pharmacist were $63,495. The employment agreement was terminated during the third quarter of 2021.

On August 30, 2022, NextPlat, Charles M. Fernandez, Rodney Barreto, and certain other purchasers purchased from Iliad Research a Secured Convertible Promissory Note, dated March 6, 2019, made by the Company to Iliad (the “Note”). The accrued and unpaid principal and interest under the note at the time of the purchase was approximately $2.8 million. The aggregate purchase price paid to Iliad for the Note was $2.3 million of which NextPlat contributed $1.0 million and Messrs. Fernandez and Barreto contributed $400,000 each (the “Note Purchase”). In connection with the Note Purchase, NextPlat, Messrs. Fernandez and Barreto and the other purchasers of the Note entered into a Debt Modification Agreement with the Company. In consideration of the concessions in the Debt Modification Agreement, the Company issued 105,000 shares of its common stock to the purchasers of the Note, of which NextPlat, Messrs. Fernandez and Barreto, received 45,653, 18,261, and 18,261 shares, respectively.

Note 17. Retirement Plan

The Company sponsors a 401(k) retirement plan (“the Plan”) covering qualified employees of Pharmco 901, Pharmco 1002 and FPRX, as defined. Employees who have been employed more than one year are eligible to participate in the Plan. Through September 30, 2021, the Company matched the employee’s contribution up to a maximum of 3% of the eligible employee’s compensation. The Company contributed approximately $2,200 in matching contributions for the year ended December 31, 2021. The Company did not make any matching contributions for the year ended December 31, 2022.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

SCHEDULE II – VALUATION ACCOUNTS

	Balance at Beginning of Period	Additions Charged (Credited) to Expense	Net (Deductions) Recoveries	Balance at End of Period
Year ended December 31, 2021
Account receivable, allowance for doubtful accounts	$105,500	$208,953	$(107,253)	$207,200
Deferred tax valuation allowance	$2,177,560	$—	$119,510	$2,297,070
Year ended December 31, 2022
Account receivable, allowance for doubtful accounts	$207,200	$(3,300)	$—	$203,900
Deferred tax valuation allowance	$2,297,070	$—	$1,614,855	$3,911,925